NRG Energy to Combine with Texas Genco Creating the Leading Competitive Power Generation Company in the United States
Transaction Valued at $5.8 Billion
PRINCETON, NJ and HOUSTON, TX, October 2, 2005 — NRG Energy, Inc. (NYSE: NRG) and Texas Genco LLC have entered into a definitive agreement for NRG to acquire all the outstanding equity of Texas Genco LLC for approximately $5.8 billion, comprised of approximately $4 billion in cash and $1.8 billion in common and preferred stock. In addition, NRG will assume approximately $2.5 billion of Texas Genco debt.
The combination of NRG and Texas Genco will create the premier wholesale power generation company in the United States. With Texas Genco, NRG will have the broadest geographic reach and an unmatched portfolio of quality power generation assets of any independent power producer, with a significant presence in the key competitive wholesale power markets in the United States. The combined company will also be a leading fuel diversified energy provider. Further, this combination is expected to drive substantially greater earnings and cash flow per share for NRG that will enhance the Company’s financial strength and flexibility and enable it to pursue additional growth opportunities.
“Texas Genco is an ideal strategic fit with NRG,” said David Crane, NRG’s President and Chief Executive Officer. “The strengths of its people and its assets align closely with our own, bolstering NRG’s platform for growth and our ability to drive value for our shareholders.”
“This is an exciting combination for our employees, shareholders and the communities in which we operate,” said Texas Genco Chairman and Chief Executive Officer Jack Fusco. “Like NRG, we at Texas Genco have an unwavering focus on safety, teamwork, operational excellence, and value creation. I am confident that the combined company will set new standards and achieve new heights.”
Financial and Strategic Benefits:
Purchase Price Drivers: The purchase price paid for Texas Genco was based on their near term substantially hedged portfolio and a conservative view on longer term gas prices. The $8.3 billion enterprise value divided by Texas Genco’s expected earnings in 2006 results in a purchase price multiple below NRG’s current trading multiple. Furthermore, the $8.3 billion purchase price includes the present value of approximately $500 million in after tax cash benefits that are expected to result from the increased tax basis of the Texas Genco assets that occur at transaction closing.

Immediate Accretion to Earnings and Cash Flow: Post closing, NRG expects the transaction to be immediately and significantly accretive to both earnings per share and cash flow per share.
Stability and Growth of Earnings and Cash Flow: Texas Genco has sold forward, on average, 82%,of its available baseload capacity over the next four years, providing a stable source of earnings and cash flow to the combined entity.
Strong, Flexible Capital Structure: The transaction is expected to be financed through a combination of debt and equity that will enable the company to achieve a net debt to total capital ratio within NRG’s target range of 45-55% by year end 2006. Additionally, Texas Genco’s collateral program will meaningfully enhance the Company’s liquidity position and hedging capacity. NRG intends to refinance the first lien debt of both companies. Upon completion of the transaction, the Company expects to have approximately 141.1 million common shares outstanding, of which approximately 35.4 million shares will be divided among and held independently by each of the current owners of Texas Genco.
The equity component of the consideration is valued at approximately $1.8 billion, and consists of approximately 35.4 million shares of common stock, plus approximately nine million additional shares of common stock, which can be delivered at NRG’s option in either common stock or the equivalent in cash or preferred stock.
Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets, Inc. have provided committed financing to NRG in support of financing the cash portion of the transaction.
Enhanced Platform for Growth in Key Market Regions: Texas Genco is the second-largest generation company within ERCOT, one of the nation’s largest and fastest growing power markets. Texas Genco’s plants, including its 44% interest in the South Texas Project nuclear generating facility, provide approximately 14% of the aggregate net generation capacity in the ERCOT market, a state that has been a pioneer in the establishment of a competitive wholesale electric power market.
With Texas Genco, NRG will have a U.S. generation portfolio of approximately 23,920 MW of capacity that is fuel, dispatch and geographically diverse. The Company will have a strong asset position in all of the key competitive wholesale markets in the United States, including the Northeast, South Central, California and Texas.
Industry Restructuring: This transaction represents the first important step in the necessary and long-awaited restructuring of the wholesale power generation industry.
“This transaction represents a major milestone for our Company and our industry. With Texas Genco, we will further increase our financial strength and flexibility and enhance our geographic breadth, technical expertise and diversity of fuel sources,” Crane continued. “We believe these advantages will enable NRG to make even more of a difference as our country faces up to the challenging energy environment that currently exists. With Texas Genco, NRG can better provide low cost, stable and reliable energy solutions to the regions we serve.”
High Quality Asset Base that Is Well-Positioned Environmentally: Approximately 48% of Texas Genco’s approximately 11,000 MW net generating portfolio consists of three low-cost,

efficient solid-fuel baseload plants. Given that generation units are generally dispatched in order of lowest cost and that approximately 73% of the net generation capacity in the ERCOT market is from higher-cost natural gas-fired units, Texas Genco’s baseload units operate nearly 100% of the time they are available. In additional to having excess SO2 allowances, since 1999, Texas Genco has invested over $700 million for NOx emissions controls at its plants, resulting in a fleet that operates at one of the lowest NOx emission rates in the country. The following table provides specifics on Texas Genco’s generating sites:

	Net
	Generation		Dates of First
	Capacity	Number	Commercial
Generation Sites	(MW)	of Units	Operation
Solid-Fuel Baseload Plants:
W. A. Parish	2,464	4	1977-1982
Limestone	1,629	2	1985-1986
South Texas Project	1,127	2	1988-1989

Total Solid-Fuel Baseload	5,220	8

Natural Gas-Fired Plants:
Cedar Bayou	1,492	2	1970-1972
T. H. Wharton	1,090	17	1967-1974
W. A. Parish (natural gas)	1,086	5	1958-1968
San Jacinto	162	2	1995
S. R. Bertron	784	6	1956-1967
Greens Bayou	715	7	1973-1976
P. H. Robinson	390	1	1967

Total Operating Natural Gas-Fired	5,719	40

Total	10,939	48
Approvals and Time to Close
NRG expects to close the transaction during the first quarter of 2006. The transaction is subject to customary closing conditions and regulatory approvals, including approval from the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Public Utility Commission of Texas (if required) and antitrust review under the Hart-Scott-Rodino Act. No shareholder approval is required.
Advisors
In connection with the transaction, Morgan Stanley is serving as exclusive financial advisor to NRG, and Skadden, Arps, Slate, Meagher & Flom is serving as its legal counsel. Goldman, Sachs & Co. and Lehman Brothers are serving as financial advisors to Texas Genco, and Simpson Thacher & Bartlett LLP is serving as its legal counsel.

Analyst/Investor Meeting, Conference Call and Webcast
NRG will hold a meeting, conference call and webcast at 10:00 a.m. eastern time on Monday, October 3, 2005 to discuss today’s announcement. Presentation materials can be accessed through the NRG website. The meeting will be held at the Intercontinental Hotel at 111 East 48th Street in New York City. To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. The call will also be simultaneously webcast at www.nrgenergy.com. A replay of the webcast will be available on www.nrgenergy.com.
About NRG Energy
NRG Energy, Inc. owns and operates a diverse portfolio of more than 15,000 MW of power-generating facilities, primarily located in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.
About Texas Genco
Texas Genco is one of the largest wholesale electric power generating companies in the United States, providing safe, reliable and competitively priced electricity. The company seeks to lead the nation in operational excellence for independent power producers. Texas Genco owns approximately 11,000 MW of net operating generation capacity. The company sells power and related services in Texas’ largest power market, ERCOT.
Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, future growth and financial performance and the expected synergies and other benefits of the acquisition described herein; and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others: risks and uncertainties related to the capital markets generally, and the availability of financing for the proposed transaction as well as our operating requirements; general economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials; the volatility of energy and fuel prices; hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards; the liquidity and competitiveness of wholesale markets for energy commodities, changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements; price mitigation strategies and other market structures or designs employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs; failure to realize expected synergies and other benefits as a result of the acquisition described herein; and our substantial indebtedness and the indebtedness that we will incur in connection with the acquisition.
The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause the Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect the Company’s future results included in the Company’s filings with the Securities and Exchange Commission (“SEC”) at www.sec.gov.
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NRG Contacts:

Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526	Meredith Moore, 609.524.4522
Katy Sullivan, 609.524.4527	Jay Mandel, 609.524.4525

Texas Genco Contacts:

Investor Relations:	Media Relations:
Neil Yekell, 713.795.6084	Joe Householder, 713.301.0733